EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors of

Citigroup Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Citigroup Inc. relating to the Citigroup 401(k) Plan and the Citibuilder 401(k) Plan for Puerto Rico of our report dated June 28, 2007 with respect to the financial statements of the Citigroup 401(k) Plan (“the Plan”) as of and for the years ended December 31, 2006 and 2005, and the related supplemental schedule which appear in the December 31, 2006 annual report on Form 11-K of the Plan.

/s/    KPMG LLP

New York, New York

January 18, 2008